EXHIBIT 23.4

Consent of Independent Auditors

The Members

PRIP 801, LLC:

We consent to the use of our report dated March 24, 2006, with respect to the balance sheet of PRIP 801, LLC as of December 31, 2005, and the related statements of operations, members’ equity and cash flows for the period from October 31, 2005 (date of formation) to December 31, 2005, included in this Amendment No. 3 to the Registration Statement on Form S-11 (File Nos. 333-113863 and 333-146867), and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

New York, New York
July 17, 2008